Exhibit 21.1

Table of Subsidiaries

Gryphon Gold Corporation – Parent Company

Borealis Mining Company – 100% owned by Gryphon Gold Corporation

Gryphon Nevada Eagle Holding Company – 100% owned by Gryphon Gold Corporation

Nevada Eagle Resources LLC – 100% owned by Gryphon Nevada Eagle Holding Company